Exhibit 3.4

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

CATAMARAN HEALTH SOLUTIONS, LLC

(a Delaware limited liability company)

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF CATAMARAN HEALTH SOLUTIONS, LLC (this “Agreement”) is executed as of July 2, 2012 by SXC HEALTH SOLUTIONS, INC. (the “Member”). The Member, intending to be legally bound, hereby states the terms of its agreement as to the affairs of, and the conduct of the business of, a limited liability company (the “Company”), as follows:

ARTICLE I

FORMATION, PURPOSE AND DEFINITIONS

1.1 Establishment of Limited Liability Company. The Member has caused a limited liability company to be established and organized as of April 16, 2012 pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”), to carry on a business for profit. The Member is hereby admitted to membership in the Company and, as provided in Section 5.2, until this Agreement is amended appropriately to contemplate the admission of additional members and their right to participate in the Company’s business, the Member shall be the sole member of the Company. The Member desires to amend and restate the Limited Liability Company Operating Agreement of the Company as of the date hereof to change the name of the Company from “Catamaran II LLC” to “Catamaran Health Solutions, LLC.”

1.2 Name. The name of the Company is Catamaran Health Solutions, LLC. The Company may conduct its activities under any other permissible name designated by the Board of Directors (as defined in Section 4.1(a) hereof). The Board of Directors shall be responsible for complying with any registration requirements if an alternate name is used.

1.3 Principal Place of Business of the Company. The principal place of business of the Company shall be located at 2441 Warrenville Road, Suite 610, Lisle, Illinois 60532-3642, or at such other or additional locations within the State of Illinois as the Board of Directors, in its discretion, may determine. The registered office of the Company in Delaware shall be the location stated in the Company’s Certificate of Formation filed with the Secretary of State of the State of Delaware. The Board of Directors may, from time to time, change such registered agent and registered office, by appropriate filings as required by law.

1.4 Purpose. The Company’s purpose shall be and is to engage in all lawful businesses for which limited liability companies may be organized under the Act. The Company shall have the authority to do all things necessary or advisable in order to accomplish such purposes.

1.5 Duration. Unless the Company shall be earlier terminated in accordance with Article VII, it shall continue in existence in perpetuity.

1.6 Other Activities of Member. The Member may engage in or possess an interest in other business ventures of any nature, whether or not similar to or competitive with the activities of the Company.

ARTICLE II

CAPITAL CONTRIBUTIONS

2.1 Capital Contributions. The Member has previously made one or more capital contributions to the Company. The receipt by the Member from the Company of any distributions whatsoever (whether pursuant to Section 3.1 or otherwise and whether or not such distributions may be considered a return of capital) shall not increase the Member’s obligations under this Section 2.1.

2.2 Additional Capital Contributions. Except as provided in Section 2.1, the Member may, but shall not be required to, make additional capital contributions to the Company.

2.3 Limitation of Liability of Member. Except as may be expressly required by this Agreement or applicable law, neither the Member nor any Director shall have any liability or obligation for any debts, liabilities or obligations of the Company, or of any agent or employee of the Company, except that the Member may be obligated up to the amount of its capital contribution.

2.4 Loans. If the Member makes any loans to the Company, or advances money on its behalf, the amount of any such loan or advance shall not be deemed an increase in, or contribution to, the capital contribution of the Member. If the Company makes any loans to the Member, or advances money on its behalf, the amount of any such loan or advance shall not be deemed a decrease in capital of the Member or a distribution to the Member. Interest shall accrue on any such loan or loans at an annual rate agreed to by the Company and the Member (but not in excess of the maximum rate allowable under applicable usury laws).

2.5 Record of Membership Interest. The Directors shall cause accurate records of the membership interests to be maintained. Certificates evidencing membership interests shall not be issued.

ARTICLE III

DISTRIBUTIONS

3.1 Distributions. The Company shall make distributions to the Member at the times and in the manner that the Board of Directors deems appropriate and as permitted by law.

ARTICLE IV

RIGHTS AND DUTIES OF THE MANAGERS AND MEMBER

4.1 Management.

(a) The business and affairs of the Company shall be managed by a board of managers which, in accordance with Section 18-402 of the Act, shall be designated and known for purposes of this Agreement as the Board of Directors and each individual manager, a Director. In all cases in which the terms “Directors,” “Board of Directors” and their derivatives are used in this Agreement, reference shall be to “Managers” and a “Board of Managers” under the Act.

(b) Except for situations in which the approval of the Members is expressly required by this Agreement or by non-waivable provisions of applicable law, the Board of Directors shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. Each Director shall be an agent of the Company and shall have the right, power and authority to transact any business in the name of the Company to the degree authorized by the Board of Directors and to act for or on behalf of or to bind the Company to the degree authorized by the Board of Directors. Nothing contained in this Agreement shall require any person to inquire into the authority of the Directors to execute and deliver any document on behalf of the Company or to bind the Company pursuant to such document. In addition, the Board of Directors shall have the power and authority to appoint and remove, by resolution, one or more persons to act as agents of the Company to the degree authorized by the Board of Directors with the power and authority to transact business in the name of the Company and to act for or on behalf of or to bind the Company to the degree authorized by the Board of Directors.

4.2 Certain Powers of Board of Directors. Without limiting the generality of Section 4.1 above, the Board of Directors shall have power and authority, to cause the Company, in its own name:

(a)	To purchase, lease or otherwise acquire or obtain the use of staff and personnel, and material, and other types of real and personal property that may be deemed necessary or desirable in connection with carrying on the business of the Company;

(b)	To purchase liability, errors and omissions and other insurance to protect the Company’s property and business;

(c)	To invest any Company funds (by way of example but not limitation) in time deposits, short-term government obligations, commercial paper, money market mutual funds or other similar investments, including the lending of funds to the Member;

(d)	To receive capital contributions from the Member;

(e)	To establish a record date with respect to all actions to be taken hereunder that require a record date to be established, including with respect to allocations and distributions;

(f)	To open, maintain and close bank accounts and establish accounts for the Company and draw checks and other orders for the payment of money, and pay the Company’s operating expenses in the ordinary course of the Company’s business;

(g)	To execute all instruments and documents, including, without limitation, the following: checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Board of Directors, to the business of the Company;

(h)	To enter into any and all other agreements on behalf of the Company, with any other person for any purpose, in such forms as the Board of Directors may approve;

(i)	To employ or engage property managers, brokers, finders, accountants, legal counsel, investment bankers, managing agents, or other experts or employees or agents to perform services for the Company and to compensate them from Company funds;

(j)	To make distributions in accordance with Section 3.1;

(k)	To furnish the Member with information relating to the Company;

(l)	To prepare, or cause to be prepared, and file, on behalf of the Company, any required tax returns and to make any available or necessary elections in connection therewith; and

(m)	To do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

Unless authorized in writing to do so by this Agreement or by the Board of Directors of the Company, no attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose; provided, however, that the officers of the Company shall have the authority to bind the Company in a manner customary for their respective offices.

4.3 Contracts with Affiliates. The Board of Directors may cause the Company to enter into contracts relating to any of the transactions described in Section 4.2 above with the Member or any direct or indirect subsidiary of the Member.

4.4 Number, Tenure, and Qualifications of Directors. The number of, and members of, the Board of Directors shall be determined by the Member as evidenced by a written instrument or consent filed with the records of the Company. Each Director shall hold office until the next annual meeting of the Member and, if later, until a qualified successor has been appointed or elected and qualified as provided herein, or until the Director’s death, resignation or removal, if sooner. Directors need not be Members or residents of the State of Delaware but must be natural persons.

4.5 Meetings of the Board of Directors; Action by Board of Directors.

(a) Frequency and Place of Meetings. The Board of Directors shall meet as often as is necessary or desirable to carry out its functions on such dates and times as the Board of Directors may determine from time to time. Meetings of the Board of Directors shall be held at such place within or outside of the State of Illinois that has been designated from time to time by the Board of Directors. Notice of the date, time and purpose of each regular and special meeting shall be delivered personally or by telephone to each Director or sent by first class mail or facsimile transmission, charges prepaid, addressed to each Director at his or her address or facsimile address or number as appears on the records of the Company at least two days prior to the date scheduled for a meeting. A Director may waive the requirement of notice of a meeting either by attending a meeting for which notice was not given or executing a written waiver before or after such meeting.

(b) Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by the Directors having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

(c) Quorum; Attendance by Telephone; Vote. A majority of the Directors shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the Directors present and voting at a meeting at which a quorum is present shall be the acts of the Board of Directors. Any one or all of the Directors may participate in a meeting of the Board of Directors by means of a conference telephone or similar communication device that allows all persons participating in the meeting to simultaneously hear each other during the meeting, and such participation in the meeting shall be equivalent of being present in person at such meeting. For each Board of Directors decision, each Director shall have one vote. There shall not be classes of Directors. Unless otherwise provided in the Agreement, on any matter that is to be voted on by Directors, the Directors may vote in person or by proxy.

(d) Records. The Company shall maintain within the State of Illinois permanent written records of all actions taken by the Directors pursuant to any provision of this Agreement, including minutes of all meetings of the Board of Directors and copies of all actions taken by written consent of the Directors.

4.6 Directors Have No Exclusive Duty to Company. The Directors shall not be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Directors or to the income or proceeds derived from such investments or activities. The Directors shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

4.7 Officers. The Company may have such officers and agents with such respective rights and duties as the Directors may from time to time determine. The Directors may delegate to one or more agents, officers, employees or other persons (who shall not be deemed “managers” within the meaning of the Act or “directors” for purposes of this Agreement) any and all powers to manage the Company that the Directors possess under this Agreement and the Act. The officers shall serve at the pleasure of the Board of Directors and until their qualified successor or successors shall be duly elected. The officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

4.8 Resignation of Directors. Any Director of the Company may resign at any time by giving written notice to the Member and the secretary of the Company, if any, and, if not, to the other remaining Directors. The resignation of any Director shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Director shall not constitute the withdrawal of the Member.

4.9 Vacancies on Board of Directors. In the event that a vacancy occurs for any reason in the Board of Directors of the Company, a special meeting of the Member may be called by the Member for the purpose of electing a Director to fill such vacancy in accordance with Section 4.4. In the absence of such a special meeting, any vacancy in the Board of Directors shall be filled in accordance with Section 4.4 at the next annual meeting of the Member.

4.10 Compensation of Directors and Others. The Directors shall not be entitled to receive compensation for their services as Directors. The Member acknowledges that one or more Directors may act in various capacities with respect to the Company and that, in exchange for services rendered in connection with the Company (other than services relating to the Board of Directors), the Directors and companies and persons affiliated with them may receive such fees and compensation as are fixed by the Board of Directors, with the approval of the Member. The Board of Directors expressly reserves the right to contract for management, consulting or other services with an affiliated or unaffiliated company; provided that any such contracts shall be subject to the provisions of Section 4.3 of this Agreement (if any), and that fees and other compensation paid to affiliates of a Director may not exceed market rates for similar services in the same region.

4.11 Voting Powers of Member.

(a) General Rules. The Member, as such, shall not have any voting rights or take any part in the day-to-day management or conduct of the business of the Company, nor shall the Member have any right or authority to act for or bind the Company. Actions and decisions that do require the approval of the Member pursuant to any provision of this Agreement or applicable law may be authorized or made by affirmative vote of the Member. Such vote may be taken at a meeting of the Member or by written consent without a meeting.

(b) Meetings. An annual meeting of the Member may be held for the purpose of electing Directors and conducting such additional business as shall properly come before the meeting in each calendar year. The Board of Directors shall, by resolution, set the date, time and location within the State of Illinois of any such annual meeting. In addition, Member may call a meeting within the State of Illinois to consider approval of an action or decision under any provision of this Agreement.

(c) Action by Written Consent. Any action required or permitted to be taken at a meeting of the Member may be taken without a meeting if, prior or subsequent to the action, a written consent in lieu of a meeting, setting forth the action so taken or to be taken shall be signed by such Member.

(d) Records. The Company shall maintain permanent written records of all actions taken by the Member pursuant to any provision of this Agreement, including minutes of all meetings of the Member, copies of all actions taken by written consent of the Member.

ARTICLE V

TRANSFER OF MEMBERSHIP INTERESTS

5.1 General Restriction. Until and unless this Agreement is appropriately amended to contemplate the admission of additional members, the Member may not transfer, whether voluntarily or involuntarily, any portion of its membership interest in the Company; provided, however, that the Member may assign or otherwise transfer its membership interest to any of its direct or indirect subsidiaries (“permitted transfers”). For purposes of this Agreement, a “transfer” includes, but is not limited to, any sale, assignment, gift, exchange, pledge, hypothecation, collateral assignment or creation of any security interest.

5.2 Single Member. Until and unless this Agreement is appropriately amended to contemplate the admission of additional members, the Company shall at all times have only one Member.

ARTICLE VI

DISSOCIATION OF THE MEMBER

6.1 Dissociation. The Member shall not be entitled voluntarily to withdraw, resign or dissociate from the Company or assign its membership interest prior to the dissolution and winding-up of the Company, and any attempt by the Member to do so shall be ineffective; provided, however, that “permitted transfers” under Section 5.1 shall not be a violation of this Section 6.1.

ARTICLE VII

DISSOLUTION AND LIQUIDATION

7.1 Events Triggering Dissolution. The Company shall dissolve and commence winding up and liquidation upon the first to occur of any of the following (“Liquidating Events”):

(a) the written consent of the Member; or

(b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

The Company shall not be dissolved for any other reason, including without limitation, the Member’s becoming bankrupt or executing an assignment for the benefit of creditors and any such bankruptcy or assignment (unless a “permitted transfer” under Section 5.1) shall not effect a transfer of any portion of Member’s membership interest in the Company.

7.2 Liquidation. Upon dissolution of the Company in accordance with Section 7.1, the Company shall be wound up and liquidated by the Member or by a liquidating manager selected by the Board of Directors. The proceeds of such liquidation shall be applied and distributed in the following order of priority:

(a) to creditors, including the Member if it is a creditor, in the order of priority as established by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member under the Act; and then

(b) to the setting up of any reserves in such amount and for such period as shall be necessary to make reasonable provisions for payment of all contingent, conditional or unmatured claims and obligations known to the Company and all claims and obligations known to the Company but for which the identity of the claimant is unknown; and then

(c) to the Member, which liquidating distribution may be made to the Member in cash or in kind, or partly in cash and partly in kind.

7.3 Certificate of Dissolution. Upon the dissolution of the Company and the completion of the liquidation and winding up of the Company’s affairs and business, the Board of Directors or the liquidating manager shall on behalf of the Company prepare and file a certificate of dissolution with the Secretary of State of the State of Delaware, if and as required by the Act. When such certificate is filed, the Company’s existence shall cease.

ARTICLE VIII

ACCOUNTING AND FISCAL MATTERS

8.1 Fiscal Year. The fiscal year of the Company shall be the calendar year.

8.2 Method of Accounting. The Member shall select a method of accounting for the Company as deemed necessary or advisable and shall keep, or cause to be kept, full and accurate records of all transactions of the Company in accordance with sound accounting principles consistently applied.

8.3 Financial Books and Records. All books of account shall, at all times, be maintained in the principal office of the Company or at such other location within the State of Illinois as specified by the Member.

ARTICLE IX

INDEMNIFICATION

9.1 Liability of Officers and Directors; Limits. No Director or officer of the Company shall be liable to the Company or to any Member for any loss or damage sustained by the Company or to any Member, unless the loss or damage shall have been the result of:

(a) gross negligence, fraud or intentional misconduct, bad faith or knowing violation of law by the Director or officer in question;

(b) a breach of the duty of loyalty of such Director or officer to the Company or the Member;

(c) a transaction from which the officer or Director derived an improper personal benefit; or

(d) in the case of an officer, breach of such person’s duties pursuant to Section 4.7;

(the conduct described in each of the foregoing clauses (a) through (d), inclusive, being hereinafter referred to as “Improper Conduct”). In performing his or her duties, each such person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid) of the following other persons or groups: one or more officers or employees of the Company; any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; any Director; or any other person who has been selected with reasonable care by or on behalf of the Company or the Member, in each case as to matters which such relying person reasonably believes to be within such other person’s competence. The preceding sentence shall in no way limit any person’s right to rely on information to the extent provided in Section 18-406 of the Act.

9.2 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Director or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Director or officer of the Company. The Member shall not be required to lend any funds to the Company. If and to the extent the Member’s Capital Contribution shall be fully paid, the Member shall not, except as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to the Member, be required to make any further contributions.

9.3 Right to Indemnification. Subject to the limitations and conditions as provided in this Article 9, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, or a person of which he is the legal representative, is or was a Director, Member or officer shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ fees) actually incurred by such person in connection with such Proceeding, appeal, inquiry or investigation, and indemnification under this Article 9 shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder. The rights granted pursuant to this Article 9 shall be deemed contract rights, and no amendment, modification or repeal of this Article 9 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article 9 could involve indemnification for negligence or under theories of strict liability. Notwithstanding the foregoing, no such indemnity shall extend to any officer or Director to the extent that any Proceeding or such judgment, penalty, fine, settlement or expense results from Improper Conduct on the part of such officer or Director.

9.4 Advance Payment. The right to indemnification conferred in this Article 9 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a person of the type entitled to be indemnified under Section 9.3 who was, is or is threatened to be, made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such person of his or her good faith belief that he has met the standard of conduct necessary for indemnification under Article 9 and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article 9 or otherwise.

9.5 Indemnification of Employees and Agents. The Company, upon the direction of the Board of Directors, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Sections 9.3 and 9.4. Notwithstanding the foregoing, no such indemnity shall extend to any employee or agent to the extent that any Proceeding or judgment, penalty, fine, settlement or expenses result from Improper Conduct on the part of such employee or agent.

9.6 Appearance as a Witness. Notwithstanding any other provision of this Article 9, the Company may pay or reimburse reasonable out-of-pocket expenses incurred by any Member, Director, officer or agent in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

9.7 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article 9 shall not be exclusive of any other right that a Member, Director, officer or other person indemnified pursuant to this Article 9 may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.

9.8 Insurance. The Company may purchase and maintain (if and to the extent feasible, as determined by the Board of Directors) insurance, at its expense, to protect itself and any Director, officer or agent of the Company who is or was serving at the request of the Company as a manager, representative, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Article 9.

9.9 Savings Clause. If this Article 9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each person indemnified pursuant to this Article 9 as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article 9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE X

MISCELLANEOUS

10.1 Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member and, subject to Article V, its successors and assigns.

10.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to conflict of laws principles.

10.3 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

10.4 Gender. As used in this Agreement, the masculine gender shall include the feminine and the neuter, and vice versa and the singular shall include the plural.

IN WITNESS WHEREOF, the Member has signed this instrument on and as of the date first written above.

SXC HEALTH SOLUTIONS, INC.

By:	/s/ Jeffrey Park
Name:	Jeffrey Park
Title:	Chief Financial Officer and Executive Vice President

Catamaran Health Solutions, LLC Amended and Restated LLC Operating Agreement